Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated August 8, 2024, relating to the financial statements of Hamilton Lane Private Infrastructure Fund as of March 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Preliminary Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Preliminary Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 23, 2024